Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-100648, and 333-61862), (Form S-4 No. 333-143428) and (Forms S-8 No. 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131) of Nuance Communications, Inc. of our report dated August 17, 2007, with respect to the statements of assets to be acquired and liabilities to be assumed and statements of revenues and direct expenses of Tegic Communications, Inc. included in this Current Report on Form 8-K of Nuance Communications, Inc.

/s/ Ernst & Young LLP

McLean, Virginia
August 29, 2007